UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

On September 9, 2025, DallasNews Corporation furnished the following letter to its shareholders:

Attention DallasNews Corporation Shareholders

Attention All DallasNews Corporation Shareholders

Don’t Delay - Vote FOR the Hearst Merger Today

to Secure an Attractive and Significant Cash Premium for Your Shares

DallasNews Corporation (Nasdaq: DALN) has entered into a definitive agreement to be acquired by Hearst, one of the nation’s most distinguished news organizations, at a significant premium.

If the Hearst Merger is Not Approved by Shareholders, DallasNews Will Remain a Standalone Public Company and its Shares May Return to their Pre-Announcement Trading Value of ~$4 per Share

Vote on the Enclosed Proxy Card Today to Secure an All-Cash $15 Per Share Offer

Remember - Not Voting is the Same as Voting Against the Merger

Some of the Benefits of the Hearst Merger for Shareholders Include:

•	Shareholders will be entitled to receive an all-cash payment of $15.00 per share upon closing.

•	This represents a significant premium of 242% over the $4.39 closing price per share of Series A Common Stock on July 9, 2025 (the date prior to the announcement of the transaction).

•	The Hearst Merger provides shareholders the opportunity to realize accelerated ROI and immediate liquidity, while eliminating company ownership risks for shareholders.

•	Leading independent proxy advisory firms Glass, Lewis & Co. and Institutional Shareholder Services Inc. recommend shareholders vote FOR the Hearst Merger.

Your vote is very important regardless of how many shares you own

Vote FOR the Hearst Merger Today and Secure Certain Value for Your Investment

The voting window is closing rapidly - it is important to act now

Not voting is the same as voting against the transaction

To be certain your vote is cast by phone or internet, please vote on or before September 22, 2025, at 10:59 p.m. CT

If you have questions about voting your proxy or require replacement proxy materials, please contact our proxy solicitors D.F. King & Co., Inc. toll-free +1 (866) 416-0577 or by email at DALN@dfking.com or Okapi Partners toll-free at +1 (844) 343-2621 or by email at Info@okapipartners.com